Exhibit 99.1

Nanosphere Announces Review of Strategic Alternatives

NORTHBROOK, IL – September 3, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced that the Company has engaged Jefferies LLC as its financial advisor to assist it in the development and evaluation of a full range of potential strategic alternatives for the Company.

There can be no assurance that Nanosphere will enter into any strategic transaction in the future. Nanosphere does not plan to disclose or comment on developments regarding its strategic alternatives review process until further disclosure is deemed necessary or appropriate.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL.

Except for historical information, the matters discussed in this press release, including statements regarding the future outcome of Nanosphere’s review of potential strategic alternatives, the potential for Nanosphere’s entry into a transaction, and Nanosphere’s plans regarding disclosure or comment on developments regarding the strategic alternatives review process, are “forward-looking statements” to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in Nanosphere’s filings with the Securities and Exchange Commission, including Nanosphere’s most recently filed Quarterly Report on Form 10-Q, its most recently filed or furnished Current Reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. Although Nanosphere believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979

rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:

Lindsey Saxon

Director of Communications

Nanosphere, Inc.

847-400-9173

lsaxon@nanosphere.us